News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

CROWN HOLDINGS, INC. REPORTS SECOND QUARTER 2025 RESULTS

Tampa, FL - July 21, 2025. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the second quarter ended June 30, 2025.

Highlights

Second Quarter
•Diluted earnings per share of $1.56 versus $1.45 in 2024
•Adjusted diluted earnings per share increased 19% to $2.15 compared to $1.81 in 2024
•Income from operations of $391 million versus $379 million in 2024
•Segment income improved $39 million, or 9% to $476 million

2025 Outlook
•Expect third quarter adjusted diluted earnings per share of $1.95 to $2.05
•Full year guidance range for adjusted diluted earnings per share of $7.10 to $7.50 with adjusted free cash flow of approximately $900 million
•Reaffirming long-term net leverage ratio target of 2.5x

Commenting on the quarter, Timothy J. Donahue, Chairman, President and Chief Executive Officer, stated, “During the second quarter, continued strong performance, led by Americas Beverage, European Beverage and the North American Tinplate businesses led to segment income growth of 9% over the prior year. In addition to shipment growth in Europe and the Middle East, the improvement also reflects favorable product mix and exceptional operational performance throughout global operations. Beverage can shipments in North America advanced 1% in line with expectations. Transit Packaging results remained firm to the prior year, despite a continued tepid industrial production environment, the result of continuing cost reduction efforts.

“We remain excited about the Company’s prospects in 2025 with trailing twelve-month adjusted EBITDA through June approaching $2.1 billion, an 11% increase from same prior period. Reflecting on the Company’s strong performance over the first six months, the Company has increased its full year 2025 expectations for adjusted earnings per share and adjusted free cash flow. The balance sheet is strong, and we are well on our way to achieving our long-term target leverage ratio of 2.5x of adjusted EBITDA. As a result, the Company is well positioned to increase its return of cash to shareholders.”

Net sales in the second quarter were $3,149 million compared to $3,040 million in the second quarter of 2024 reflecting increased shipments of both beverage and food cans in North America, as well as across European Beverage, the pass through of $120 million in higher material costs and favorable foreign currency translation of $23 million, partially offset by lower shipments in Asia Pacific and Transit Packaging.

Income from operations was $391 million in the second quarter compared to $379 million in the second quarter of 2024. Segment income in the second quarter of 2025 was $476 million compared to $437 million in the prior year second quarter and includes continuing improvements to operational performance.

Net income attributable to Crown Holdings in the second quarter was $181 million compared to $174 million in the second quarter of 2024. Reported diluted earnings per share were $1.56 in the second quarter of 2025 compared to $1.45 in 2024 and adjusted diluted earnings per share were $2.15 compared to $1.81 in 2024.

Six Month Results
Net sales for the first six months of 2025 were $6,036 million compared to $5,824 million in the first six months of 2024, reflecting the pass through of $214 million in higher material costs and higher shipments in Americas Beverage, European Beverage and North America food can, partially offset by lower shipments in Asia Pacific and Transit Packaging.

Income from operations was $756 million in the first half of 2025 compared to $624 million in the first half of 2024. Segment income in the first half of 2025 was $874 million compared to $745 million in the prior year period and includes the benefits of improved manufacturing performance and savings from prior year restructuring actions in Asia Pacific.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637
Net income attributable to Crown Holdings in the first six months of 2025 was $374 million compared to $241 million in the first six months of 2024. Reported diluted earnings per share were $3.21 compared to $2.01 in 2024. Adjusted diluted earnings per share were $3.81 compared to $2.83 in 2024.

Outlook
“In view of strong first half performance, the Company has increased its full year 2025 guidance range to $7.10 to $7.50 of adjusted diluted earnings per share while we continue to closely monitor the potential impacts of tariffs on consumers and industrial activity,” commented Kevin C. Clothier, Senior Vice President and Chief Financial Officer. The Company expects third quarter adjusted diluted earnings per share to be in the range of $1.95 to $2.05.

The Company expects to generate approximately $900 million in adjusted free cash flow in 2025 after capital spending of approximately $450 million with the adjusted effective tax rate expected to be approximately 25%.

Non-GAAP Measures
Segment income, adjusted free cash flow, net debt, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, cash flow, leverage ratio, net income, effective tax rates, diluted earnings per share or interest expense and interest income prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.
The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and adjusted net leverage ratio as the principal measures of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted free cash flow and adjusted net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or dividends. The Company believes that adjusted net income, segment income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. Segment income, adjusted free cash flow, net debt, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations, Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, net debt, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share and adjusted EBITDA can be found within this release. Reconciliations of estimated adjusted diluted earnings per share, adjusted free cash flow, the adjusted effective tax rates and adjusted net leverage ratio for the third quarter and full year of 2025 to estimated diluted earnings per share, operating cash flow, the effective tax rate and income from operations on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share, the adjusted effective tax rates and adjusted net leverage ratio, and could have a significant impact on earnings per share, the effective tax rate and income from operations on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset impairment charges, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the items above, and the impact of tax law changes or other tax matters.

Conference Call
The Company will hold a conference call tomorrow, July 22, 2025, at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 630-395-0194 or toll-free 888-324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on July 29, 2025. The telephone numbers for the replay are 203-369-1942 or toll free 866-510-4834.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company’s ability to continue to operate its plants, distribute its products and maintain its supply chain; the future impact of currency translation; the continuation of performance and market trends in 2025, including consumer preference for beverage cans and global beverage can demand; the future impact of inflation, including the potential for higher interest rates and energy prices and the Company’s ability to recover raw

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637
material and other inflationary costs, including tariffs and retaliatory trade measures; future demand for food cans; the Company’s ability to deliver continuous operational improvement; future demand in the Transit Packaging segment; and the Company’s ability to increase cash flow and to further reduce net leverage, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2024 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Tampa, Florida.

For more information, contact:
Kevin C. Clothier, Senior Vice President and Chief Financial Officer, (215) 698-5281
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net sales	$3,149	$3,040	$6,036	$5,824

Cost of products sold	2,436	2,379	4,698	4,626
Depreciation and amortization	114	115	224	230
Selling and administrative expense	161	150	313	304
Restructuring and other	47	17	45	40
Income from operations (1)	391	379	756	624
Loss on debt extinguishment	1		1
Other pension and postretirement	(1)	13	4	24
Foreign exchange	9	5	11	12
Earnings before interest and taxes	382	361	740	588
Interest expense	103	112	202	225
Interest income	(14)	(16)	(27)	(36)
Income from operations before income taxes	293	265	565	399
Provision for income taxes	78	54	124	94
Equity earnings	1	(4)	2	(5)
Net income	216	207	443	300
Net income attributable to noncontrolling interests	35	33	69	59
Net income attributable to Crown Holdings	$181	$174	$374	$241

Earnings per share attributable to Crown Holdings common shareholders:
Basic	$1.57	$1.45	$3.22	$2.02
Diluted	$1.56	$1.45	$3.21	$2.01

Weighted average common shares outstanding:
Basic	115,329,354	119,652,273	115,997,384	119,613,319
Diluted	115,841,544	119,846,707	116,462,524	119,811,187
Actual common shares outstanding at quarter end	116,393,989	120,867,675	116,393,989	120,867,675

(1) Reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges and provisions for restructuring and other.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Income from operations	$391	$379	$756	$624
Intangibles amortization	38	41	73	81
Restructuring and other	47	17	45	40
Segment income	$476	$437	$874	$745

Segment Information

Net Sales	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Americas Beverage	$1,405	$1,325	$2,725	$2,547
European Beverage	635	560	1,147	1,042
Asia Pacific	256	290	535	569
Transit Packaging	526	550	1,008	1,070
Other (1)	327	315	621	596
Total net sales	$3,149	$3,040	$6,036	$5,824

Segment Income

Americas Beverage	$268	$243	$504	$432
European Beverage	97	88	164	139
Asia Pacific	50	55	97	97
Transit Packaging	72	73	132	141
Other (1)	35	14	64	22
Corporate and other unallocated items	(46)	(36)	(87)	(86)
Total segment income	$476	$437	$874	$745

(1) Includes the Company’s food can, aerosol can and closures businesses in North America, and beverage tooling and equipment operations in the U.S. and United Kingdom.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release.

	Three Months Ended June 30,				Six Months Ended June 30,
	2025		2024		2025		2024
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$181	$1.56	$174	$1.45	$374	$3.21	$241	$2.01
Intangibles amortization (1)	38	0.33	41	0.34	73	0.62	81	0.68
Restructuring and other (2)	47	0.40	17	0.14	45	0.39	40	0.33
Loss on debt extinguishment	1	0.01			1	0.01
Other pension and postretirement (3)	(5)	(0.04)	2	0.02	(5)	(0.04)	2	0.02
Income taxes (4)	(13)	(0.11)	(26)	(0.22)	(44)	(0.38)	(37)	(0.31)
Equity earnings (5)			9	0.08			12	0.10
Adjusted net income/diluted earnings per share	$249	$2.15	$217	$1.81	$444	$3.81	$339	$2.83

Effective tax rate as reported	26.6%		20.4%		21.9%		23.6%

Adjusted effective tax rate	24.3%		24.6%		24.7%		25.1%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)In the second quarter and first six months of 2025, the Company recorded charges of $38 million ($29 million net of tax) and $73 million ($56 million net of tax) for intangibles amortization arising from prior acquisitions. In the second quarter and first six months of 2024, the Company recorded charges of $41 million ($31 million net of tax) and $81 million ($61 million net of tax) for intangibles amortization arising from prior acquisitions.

(2)In the second quarter and first six months of 2025, the Company recorded net restructuring and other charges of $47 million ($42 million net of tax) and $45 million ($40 million net of tax) primarily related to asset impairment charges in Asia Pacific, severance costs in the Transit Packaging segment and a reserve for a legal dispute. In the second quarter and first six months of 2024, the Company recorded net restructuring and other charges of $17 million ($14 million net of tax) and $40 million ($36 million net of tax) primarily related to severance and other exit costs in the Company's European Beverage and Other segments.

(3)In the second quarter of 2025, the Company recorded a pension settlement gain of $5 million ($4 million net of tax), related to repayment of the contribution the Company made in 2021 to settle the U.K. defined pension plan. In the second quarter of 2024, the Company recorded a one-time termination charge of $2 million ($1 million net of tax) related to business reorganization activities in the Other segment.

(4)The Company recorded income tax benefits of $13 million and $44 million in the second quarter and first six months of 2025, primarily related to an income tax benefit of $22 million from an internal reorganization in the first quarter of 2025 and the items described above. The Company recorded income tax benefits of $26 million and $37 million in the second quarter and first six months of 2024.

(5)In the second quarter and first six months of 2024, the Company recorded its proportional share of intangible amortization and restructuring charges, net of tax, recorded by its European tinplate equity method investment, in the line Equity earnings.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)
June 30,	2025	2024
Assets
Current assets
Cash and cash equivalents	$936	$1,414
Receivables, net	1,864	1,771
Inventories	1,629	1,526
Prepaid expenses and other current assets	223	221
Total current assets	4,652	4,932

Goodwill and intangible assets, net	4,169	4,171
Property, plant and equipment, net	5,041	4,980
Other non-current assets	616	775
Total assets	$14,478	$14,858

Liabilities and equity
Current liabilities
Short-term debt	$201	$94
Current maturities of long-term debt	671	1,367
Accounts payable and accrued liabilities	3,501	3,227
Total current liabilities	4,373	4,688

Long-term debt, excluding current maturities	5,618	5,949
Other non-current liabilities	1,115	1,244

Noncontrolling interests	481	470
Crown Holdings shareholders' equity	2,891	2,507
Total equity	3,372	2,977
Total liabilities and equity	$14,478	$14,858

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Six months ended June 30,	2025	2024

Cash flows from operating activities
Net income	$443	$300
Depreciation and amortization	224	230
Restructuring and other	45	40
Pension and postretirement expense	14	35
Pension contributions	22	(5)
Stock-based compensation	26	20
Working capital changes and other	(311)	(277)

Net cash provided by operating activities	463	343

Cash flows from investing activities
Capital expenditures	(89)	(178)
Other	45	35

Net cash used for investing activities	(44)	(143)

Cash flows from financing activities
Net change in debt	(83)	40
Dividends paid to shareholders	(60)	(60)
Common stock repurchased	(209)	(7)
Dividends paid to noncontrolling interests	(62)	(40)
Other, net	(13)	(3)

Net cash used for financing activities	(427)	(70)

Effect of exchange rate changes on cash and cash equivalents	30	(19)

Net change in cash and cash equivalents	22	111
Cash and cash equivalents at January 1	1,016	1,400

Cash, cash equivalents and restricted cash at June 30 (1)	$1,038	$1,511

(1)Cash and cash equivalents include $102 million and $97 million of restricted cash at June 30, 2025 and 2024.

Adjusted free cash flow is defined by the Company as net cash from operating activities less capital expenditures and certain other items. A reconciliation of net cash from operating activities to adjusted free cash flow for the three and six months ended June 30, 2025 and 2024 follows.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net cash provided by operating activities	$449	$445	$463	$343
Interest included in investing activities (2)			13	13
Capital expenditures	(56)	(84)	(89)	(178)
Adjusted free cash flow	$393	$361	$387	$178

(2)Interest benefit of cross currency swaps included in investing activities.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Data (Unaudited)
(in millions)

Impact of Foreign Currency Translation – Favorable/(Unfavorable) (1)

	Three Months Ended June 30, 2025		Six Months Ended June 30, 2025
	Net Sales	Segment Income	Net Sales	Segment Income
Americas Beverage	$(10)		$(23)
European Beverage	19	3	11	2
Asia Pacific	7	1	11	2
Transit Packaging	6	1	(8)	(1)
Corporate and other	1		1
	$23	$5	$(8)	$3

(1)The impact of foreign currency translation represents the difference between actual current year U.S. dollar results and pro forma amounts assuming constant foreign currency exchange rates for translation in both periods. In order to compute the difference, the Company compares actual U.S. dollar results to an amount calculated by dividing the current U.S. dollar results by current year average foreign exchange rates and then multiplying those amounts by the applicable prior year average foreign exchange rates.

Reconciliation of Adjusted EBITDA and Adjusted Net Leverage Ratio

	June YTD 2025	June YTD 2024	Full Year 2024	Twelve Months Ended June 30, 2025	Twelve Months Ended June 30, 2024
Income from operations	$756	$624	$1,419	$1,551	$1,257
Add:
Intangibles amortization	73	81	151	143	163
Restructuring and other	45	40	75	80	137
Segment income	874	745	1,645	1,774	1,557
Depreciation	151	149	297	299	318
Adjusted EBITDA	$1,025	$894	$1,942	$2,073	$1,875

Total debt			$6,204	$6,490	$7,410
Less cash			918	936	1,414
Net debt			$5,286	$5,554	$5,996

Adjusted net leverage ratio			2.7x	2.7x	3.2x